Filed Pursuant to Rule 424 (b)(3)
                                                              File No. 33-63627

Pricing Supplement Dated December 5, 1995
(To Prospectus dated November 8, 1995 and
 Prospectus Supplement dated November 8, 1995)

                                 PHH CORPORATION
                                Medium-Term Notes

--------------------------------------------------------------------------------------------------------
Principal Amount:              $100,000,000                   Trade date:         December 5, 1995
Currency or Currency  Unit:    U.S. Dollars                   Original Issue Date:     December 13, 1995
Issue Price:                   100.00%                        Agent's Discount or Commission:    0.00%
Net Proceeds to Issuer:        $100,000,000                   Agent (s):    CS First Boston Corporation
Maturity Date:                 December 13, 1996              CUSIP Number:       69332H CY 0
--------------------------------------------------------------------------------------------------------

Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:             [X]  Commercial Paper Rate (30 day H.15, MMY)     [  ]  CD Rate
                                [ ]  Federal Funds Effective Rate
                                [ ]  LIBOR     [  ]  Treasury Rate    [  ] Prime Rate [  ]  Other
                                   (  ) Reuters Page:                                     (see attached)
                                                    ------------------
                                   (  ) Telerate Page:
                                                     -------------------
Spread:                         minus 0.05%

Initial Interest Rate:          To be determined December 11, 1995

Interest Reset Dates:           Monthly, the 3rd Wednesday or next Business Day of each month commencing
                                January 17, 1996

Interest Determination Date:    Two Business Days prior to Reset Date

Interest Payment Dates:         Monthly, the 3rd Wednesday or next Business Day of each month commencing
                                January 17, 1996

Index Maturity:                 1 month

Day Count Convention:           [X]  Actual/360               [ ]  Actual/Actual               [   ]  30/360

Option to Receive Payments
 in Specified Currency:         [ ]  Yes                 [ ]  No


Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:              %
     Annual Redemption Price Reduction:            % until Redemption Price is
       100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
    [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
    [ ] The Agent proposes to offer the Notes at a fixed initial public
        offering price of      % of Principal Amount.

If as Agent:
    The Notes are being offered at a fixed initial public offering price of
                % of Principal Amount.


Other Terms: